Exhibit 3.1

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CHEETAH NET SUPPLY CHAIN SERVICE INC.”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF MARCH, A.D. 2026, AT 10:36 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTIETH DAY OF APRIL, A.D. 2026 AT 8 O’CLOCK A.M.

/s/Charuni Patibanda-Sanchez
Charuni Patibanda-Sanchez, Secretary of State
10494923 8100	Authentication: 203445532
SR# 20261358389	Date: 03-24-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:36 AM 03/24/2026
FILED 10:36 AM 03/24/2026
SR 20261358389 - FileNumber 10494923

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF

CHEETAH NET SUPPLY CHAIN SERVICE INC.

Cheetah Net Supply Chain Service Inc., a corporation (the “Corporation”) organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The name of the Corporation is Cheetah Net Supply Chain Service Inc., and the Corporation was originally incorporated pursuant to the General Corporation Law on February 2, 2026.

2. The Certificate of Incorporation of the Corporation the “Certificate of Incorporation”) is hereby amended as follows:

Article IV of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,200,500,000 shares, consisting of:

1.	Preferred Stock: The Corporation is authorized to issue 500,000 shares of Preferred Stock, with a par value of $0.0001 per share (“Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, powers (including voting powers) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Common Stock (as defined below) shall be subject to the express terms of the Preferred Stock and any series thereof.

2.	Common Stock: The Corporation is authorized to issue 2,200,000,000 shares of Common Stock, with a par value of $0.0001 per share (“Common Stock”). The Common Stock shall be divided into two classes:

Class A Common Stock: The total number of shares of Class A Common Stock authorized to be issued is 2,000,000,000.

Class B Common Stock: The total number of shares of Class B Common Stock authorized to be issued is 200,000,000.

The rights, preferences, and limitations of the Class  A Common Stock and Class  B Common Stock are as follows:

Voting Rights: Class A Common Stock shall have a voting right of one (1) vote per share. Class B Common Stock shall have a voting right of fifteen (15) votes per share.

Conversion: The shares of Class B Common Stock are convertible into shares of Class A Common Stock at any time after issuance at the option of the holder on a one-to-one basis. The shares of Class A Common Stock are not convertible into shares of any other class.

At 8:00 a.m., Eastern Time, on April 20, 2026 (the “Effective Date”), each share of Class A Common Stock issued and outstanding immediately prior to the Effective Date will, automatically and without any action on the part of the Corporation or any holder thereof, automatically be combined and reclassified into that fraction of a share of Class A Common Stock of the Corporation as has been determined by the Board of Directors in its sole discretion at a ratio of one-for-200 shares of Class A Common Stock, and each share of Class B Common Stock issued and outstanding immediately prior to the Effective Date will, automatically and without any action on the part of the Corporation or any holder thereof, automatically be combined and reclassified into that fraction of a share of Class B Common Stock of the Corporation as has been determined by the Board of Directors in its sole discretion at a ratio of one-for-200 shares of Class B Common Stock (collectively, the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. To the extent that any stockholder shall be deemed after the Effective Date as a result of the Reverse Stock Split to own a fractional share of Class A Common Stock or Class B Common Stock, such fractional share resulting from the Reverse Stock Split shall be rounded up to the nearest whole share. All numbers of shares and all amounts stated on a per share basis contained in this Amended Certificate of Incorporation are stated after giving effect to the Reverse Stock Split, and no further adjustment shall be made as a consequence of the Reverse Stock Split. Each stock certificate that immediately prior to the Effective Date represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above.

3.	This Certificate of Amendment to the Certificate of Incorporation as set forth above has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the stockholders and directors of the Corporation.

4.	All other provisions of the Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of March 23, 2026,

CHEETAH NET SUPPLY CHAIN SERVICE INC.

By:	/s/ Huan Liu
Name: Huan Liu
Title: Chief Executive Officer, Director, and Chairman of the Board of Directors